Exhibit 99.1

B. Riley Financial to Acquire Wunderlich Securities

LOS ANGELES, CA – May 18, 2017 – B. Riley Financial, Inc. (NASDAQ: RILY), a diversified financial services company, has signed a definitive agreement to acquire Memphis-based Wunderlich Securities (“Wunderlich”), a leading full-service investment firm, in a transaction valued at $67 million.

The acquisition of Wunderlich further strengthens B. Riley Financial’s leading small-cap investment banking and brokerage platform.

Wunderlich Acquisition Summary

•	$67 million in total consideration, including $36 million in cash, 1.9 million shares of B. Riley Financial common stock, and warrants to purchase 0.82 million shares of B. Riley common stock

•	Broadens institutional and retail client base, along with distribution capabilities by adding over 200 financial advisors

•	Balances existing high-margin, episodic liquidations and capital markets businesses by adding a stable, steady cash flow business

•	Creates the leading small-cap equity research platform by adding over 200 names under research coverage and complementary institutional brokerage platform with minimal overlap

•	Significantly bolsters B. Riley Financial’s capital management business by adding approximately $10 billion in assets under administration and 37,000 active wealth management accounts

•	Expect to realize substantial cost synergies

•	Anticipated to be accretive to B. Riley Financial’s 2017 earnings per share

Founded in 1996, Wunderlich is a full-service investment firm catering to the diverse needs of individuals, corporations, and institutional clients by providing wealth management, equity research and investment banking, and fixed income sales and trading services. Wunderlich generated $116.9 million in revenue and a 10% adjusted EBITDA margin over the trailing-twelve-month period ended March 31, 2017.

Wunderlich’s Wealth Management practice provides comprehensive wealth management solutions, including financial planning, retirement planning, income-generating investments, trusts, lending resources, and fiduciary services. The practice includes an expanding network of over 200 financial advisors, who collectively manage 37,000 active accounts (as of March 31, 2017). Together with B. Riley Capital Management, the combined entity will have approximately $11 billion in assets under administration with 25 offices across the U.S.

Wunderlich’s investment banking and capital markets business further enhances and diversifies B. Riley’s Financial’s platform by expanding its institutional client base, small-cap equity research coverage, and proprietary trading capabilities. Wunderlich also adds an institutional fixed income business that provides brokerage services to institutional clients nationwide.

“In addition to significantly enhancing our wealth management business, Wunderlich’s brokerage and research franchises strategically align with our current operations and expand our capabilities with minimal overlap of clients and coverage,” said Bryant Riley, Chairman and CEO of B. Riley Financial. “This strategic combination adds another steady cash flow business to our platform, which complements our existing high-margin, episodic liquidations and capital markets businesses. We expect the increased diversification from the acquisition to help provide steady results through various market cycles. In addition to the significant diversification benefits, we expect to realize substantial cost synergies, making the acquisition highly accretive to our bottom line in 2017. We have great respect for the platform that Gary and the Wunderlich team have built and are excited to have them as part of the team.”

Upon closing, Gary Wunderlich, Wunderlich Securities CEO, will continue in the role of the chief executive officer of Wunderlich, and he will join as a director on the B. Riley board of directors. “B. Riley Financial has established an impressive reputation on Wall Street across all segments of its platform,” said Wunderlich. “We believe their platform is highly complementary to our business and will provide our expanded client base with a broader suite of products and services to better meet their financial needs. The increased scale and expanded capital resources will not only help accelerate Wunderlich’s growth, but also further B. Riley Financial’s position as the leader in small-cap investment banking and brokerage.”

Strategic Combinations with Wunderlich Securities and FBR & Co.

In March 2017, B. Riley Financial announced its pending acquisition of FBR & Co., a leading investment banking and brokerage firm, in a transaction valued at $160 million. The acquisition will add FBR’s market-leading equity offering practice to B. Riley & Co.’s successful capital markets business, as well as expand its geographic distribution with significant operations on the East and West coasts. The transaction is expected to close in early June.

The strategic combination of B. Riley Financial, FBR & Co. and Wunderlich Securities will create a leading small-cap investment banking, brokerage and research firm. The combined organization will cover more than 700 companies across a range of industries and significant institutional and retail distribution across the U.S. The firm will also include one of the world’s largest asset valuation and disposition businesses, as well as a business that specializes in providing complex restructuring solutions. Each of these capabilities will be attached to a market-leading practice within B. Riley Financial.

“Following the close of the two transactions, the combined organization will undeniably be the leader in small-cap underwriting and research coverage,” added Riley. “The increased scale, reach and execution capabilities achieved through these strategic transactions will position us to expand our market-leading position, as well as generate attractive cross-selling opportunities across our highly unique and increasingly diversified financial services platform. We also look to benefit from the diversified revenue and cash flow streams from FBR and Wunderlich, as well as approximately $15 million in expected cost synergies. Over the last six months, the combined organization has generated more than $50 million in adjusted EBITDA.”

“We believe our successful track record of making strategic acquisitions at opportune times, like Great American in 2014 and United Online last year, has served as an effective guide in our pursuit of both FBR and Wunderlich. The challenging equity capital market environment last year forced several brokerage firms to exit the business or consolidate, creating a natural backlog of small- and mid-sized companies in need of capital markets solutions, particularly at a time of more accommodative regulatory environment and improving equity capital markets activity. We believe now is an opportune time to build a fully-

integrated brokerage firm to more fully capitalize on the current market conditions as well as be ideally positioned with greater capabilities, resources and distribution as opportunities arise. On top of this, we see the cycle of active versus passive investing swinging back towards active management and believe the opportunity is now to begin investing for it. This trend provides us with a strong tailwind to leverage Wunderlich’s Wealth Management business to build B. Riley Capital Management into one of the most comprehensive wealth management platforms in the industry.”

Wunderlich Transaction Value and Closing Details

The aggregate consideration of the transaction is approximately $67 million, which includes $36 million in cash, 1.9 million shares of B. Riley Financial common stock, and 0.82 million common stock warrants. The consideration is subject to a post-closing final adjustment based upon closing net working capital as defined in the merger agreement.

The transaction is subject to regulatory approval and the satisfaction of other customary closing conditions. The transaction is expected to close in June 2017.

Wachtell, Lipton, Rosen & Katz served as legal counsel to B. Riley Financial. Baker Donelson served as legal counsel and Keefe, Bruyette & Woods, Inc. served as exclusive financial advisor to Wunderlich.

For additional information about the transaction, please download the supplementary slide presentation in the investor section of B. Riley Financial’s website.

About Wunderlich Securities

Established in 1996, Wunderlich provides individuals, corporations and institutional clients with wealth management, equity research and investment banking, and fixed income sales and trading. Wunderlich, headquartered in Memphis, Tennessee, has over 25 offices in 17 states and more than 450 associated professionals. For more information, visit www.wunderlichonline.com.

About B. Riley Financial, Inc.

B. Riley Financial, Inc. (NASDAQ: RILY) is a publicly traded, diversified financial services company which takes a collaborative approach to the capital raising and financial advisory needs of public and private companies and high net worth individuals. The company also makes proprietary investments in other businesses where B. Riley Financial, Inc. is uniquely positioned to leverage its expertise and assets in order to maximize value. The Company operates through several wholly-owned subsidiaries, including B. Riley & Co., LLC (www.brileyco.com), Great American Group, LLC (www.greatamerican.com), Great American Capital Partners (www.gacapitalpartners.com) and B. Riley Capital Management, LLC (which includes B. Riley Asset Management and B. Riley Wealth Management, (www.brileywealth.com)). Since the acquisition of United Online, Inc. (www.untd.com) in July 2016, B. Riley Financial, Inc. also provides internet access services under the NetZero and Juno brands.

Forward-Looking Statements

This press release may contain forward-looking statements by B. Riley Financial, Inc. that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions and statements. Such forward looking statements include, but are not limited to, express or implied statements regarding future financial performance and future dividends, the effects of our business model, the effects of the United Online acquisition, the effects of our acquisition of rights to manage certain hedge funds managed by Dialectic Capital Management, the anticipated benefits of B. Riley Financial, Inc.’s pending acquisitions of FBR & Co. and Wunderlich and related actions, expectations regarding future transactions and the financial impact, size and consistency of returns and timing thereof, as well as statements regarding the effect of investments in our business segments. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include risks associated with large engagements in our Auction and Liquidation segment; the possibility that the pending acquisition of FBR & Co. does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the possibility that the pending acquisition of Wunderlich does not close when expected or at all because required regulatory or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; lower FBR & Co. earnings and/or higher FBR & Co. transaction and other expenses; lower Wunderlich earnings and/or higher Wunderlich transaction and other expenses; our ability to achieve expected cost savings or other benefits with respect to the acquisition of United Online, our acquisition of rights to manage certain hedge funds managed by Dialectic Capital Management or the pending acquisitions of FBR & Co. and Wunderlich, in each case within expected time frames or at all; our ability to consummate anticipated transactions and the expected financial impact thereof, in each case within the expected timeframes or at all; our ability to successfully integrate recent and pending acquisitions; loss of key personnel; our ability to manage growth; the potential loss of financial institution clients; the timing of completion of significant engagements; and those risks described from time to time in B. Riley Financial, Inc.’s filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Pending Acquisition of FBR & Co. and Where to Find It

Stockholders are urged to carefully review and consider each of B. Riley Financial, Inc.’s and FBR & Co.’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. In connection with B. Riley Financial, Inc.’s pending acquisition of FBR & Co., B. Riley Financial, Inc. has filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) that includes a Joint Proxy Statement of B. Riley Financial, Inc. and FBR & Co. and a Prospectus of B. Riley Financial, Inc. (the “Joint Proxy/Prospectus”), as well as other relevant documents concerning the transaction. Stockholders of B. Riley Financial, Inc. and FBR & Co. are urged to carefully read the Registration Statement and the Joint Proxy/Prospectus regarding the pending acquisition of FBR & Co. in their entirety and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. The Joint Proxy/Prospectus has been sent to the stockholders of B. Riley Financial, Inc. and FBR & Co. The Joint Proxy/Prospectus and other relevant materials filed with the SEC may be obtained free of charge at the SEC’s Website at http://www.sec.gov. FBR & CO. AND B. RILEY FINANCIAL, INC. STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BEFORE VOTING ON THE TRANSACTION.

Investors will also be able to obtain these documents, free of charge, from FBR & Co. by accessing FBR & Co.’s website at www.fbr.com under the tab “Investor Relations” or from B. Riley Financial, Inc. at www.brileyfin.com under the tab “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to B. Riley Financial, Inc., Attention: Corporate Secretary, 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367 or to FBR & Co., Attention: Corporate Secretary, 1300 North Seventeenth Street, Arlington, Virginia 22209.

Participants in Solicitation

B. Riley Financial, Inc. and FBR & Co. and their directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the stockholders of FBR & Co. or B. Riley Financial, Inc. in connection with B. Riley Financial, Inc.’s pending acquisition of FBR & Co.. Information about the directors and executive officers of B. Riley Financial, Inc. and their ownership of B. Riley Financial, Inc. common stock is set forth in the proxy statement for B. Riley Financial, Inc.’s 2017 annual meeting of stockholders, which is included in the Joint Proxy/Prospectus. Information about the directors and executive officers of FBR & Co. and their ownership of FBR & Co. common stock is set forth in the Joint Proxy/Prospectus and in FBR & Co.’s Form 10-K/A filed with the SEC on April 21, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the pending acquisition of FBR & Co. may be obtained by reading the Joint Proxy/Prospectus. Free copies of these documents may be obtained as described in the preceding paragraph.

Media Contact:

Jo Anne McCusker

Brainerd Communicators, Inc.

mccusker@braincomm.com

(212) 986-6667

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